POWER OF ATTORNEY

The undersigned hereby authorizes, designates and appoints Christine Rivera to act as attorney-in-fact to execute and file statements on Form ID and any successor or related forms adopted by the Securities and Exchange Commission and to take such other actions as such attorney-in-fact may deem necessary or appropriate in connection with such statements, hereby confirming and ratifying all actions that such attorney-in-fact has taken or may take in reliance hereon.
 This power of attorney shall continue in effect until the undersigned no longer has an obligation to file statements under on Form ID cited above, or until specifically terminated in writing by the undersigned.

IN WITNESS WHEREOF, the undersigned has duly executed this power of attorney on the 21 day of April, 2005.

By: /s/ Robert Picard
Name: Robert Picard
Title: CIO

WITNESS:
/s/ Gregg Lefizia
Name: Gregg Lefizia